EX- 99.2

FINAL TRANSCRIPT

CCBN StreetEvents Conference Call Transcript

DDIO - Q4 2003 DDi Corp. Earnings Conference Call

Event Date/Time: Feb. 26. 2004 / 4:30PM ET

Event Duration: 32 min

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DDIO - Q4 2003 DDi Corp. Earnings Conference Call

CORPORATE PARTICIPANTS

Kimberly Storin

DDi Corporation - General Information

Bruce McMaster

DDi Corporation - President & CEO

Joe Gisch

DDi Corporation - Senior VP

John Stumpf

DDi Corporation - CFO, Treasurer

CONFERENCE CALL PARTICIPANTS

Sang Perubi

Analyst

Ian Wallace

Analyst

Kathy Schick

Analyst

Tim Lash

Analyst

Michael Walker

CSFB - Analyst

Alex Singer

Analyst

PRESENTATION

Operator

Welcome to the Q4 2003 DDi Corporation earnings conference call. My name is Anne Marie, and I will be your coordinator for today. At this time all participants are in listen-only mode. We will be facilitating a question-and-answer session towards the end of this conference. (OPERATOR INSTRUCTIONS) I would now like to turn the presentation over to Ms. Kimberly Storin.

Kimberly Storin - DDi Corporation - General Information

Good afternoon, everyone and thank you for joining us today. Our news release announcing our fourth quarter and year end 2003 financial results was issued this afternoon. We hope you have had an opportunity to see it. The news release has been posted to our website at www.DDiglobal.com. Before turning to the discussion of our financial results let me remind you that any comments made today about future financial results or other future events are forward-looking statements under the Safe Harbor provision of the Securities Litigation Reform Act of 1995. Actual results may differ substantially from such forward-looking statements. The financial results of 2004 and beyond will depend on the Company’s future result of operations, financial condition and other relevant factors. A discussion of factors that could cause actual results to vary is contained in DDi’s annual and quarterly reports filed with the SEC.

During this conference call the management team will be referring to non-GAAP accounting measurements. We have reconciled these measurements to GAAP accounting measures in our press release that we issued today. As mentioned earlier, this release can be found on our website. Joining us for the conference call today is Bruce McMaster, President and CEO of DDi Corp, Joe Gisch, CFO and John Stumpf, Vice President of Finance. After our remarks we will open up the call to take your questions. Now I would like to turn the call over to Bruce McMaster.

Bruce McMaster - DDi Corporation - President & CEO

Good afternoon everyone and thank you for joining us for DDi’s fourth quarter and year end financial results conference call. Before we have Joe review the financials for the fourth quarter and full year, I would like to spend a few minutes recapping last year and our past quarter. In 2003 we successfully completed our financial restructuring. The restructuring will allow us to pursue our full potential and capitalize on new opportunities presented by the revitalized print and circuit board marketplace.

We significantly improved our capital structure, reducing at total outstanding debt by 200 million and our annual cash interest expense by more than 11 million. As a result of our operational

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DDIO - Q4 2003 DDi Corp. Earnings Conference Call

restructuring initiatives, undertaken from 2001 through mid 2003, we also significantly improved our cost structure by condensing our manufacturing sites and employees to a profitable core. We currently have over 1800 employees today at 10 manufacturing sites across North America and the UK. I truly appreciate the loyalty of our customers, vendors, as well as the dedication of the entire DDi team that helped us do this process.

DDi’s core strength was, is and continues to be focused on the highest margin engineering tests and launch phases of new electronic product development. Our product mix currently consists of approximately 80 percent PCB fabrication and 20 percent assembly services. Additionally we believe that DDi has the largest most diverse customer base in the industry. We currently have approximately 1500 customers with no one customer representing more than 5 percent of total sales. Our sales and marketing teams have done a superb job in cross selling promoting our product across a variety of platforms and industries.

DDi’s rapid product development capabilities (indiscernible) from the competitors. Our quotation in sales, engineering, fabrication and assembly services are designed to respond to customers’ needs quickly. Approximately 50 percent of our net circuit board sales in 2003 were generated from services delivered in ten days or less and many orders were filled in as little as 24 hours. Our customized engineering solutions distinguish us from other companies in the industry. On average, 70 new designs are developed each day, which is significantly more than our nearest competitor. We work directly with the customer to identify their need, produce innovative high-performance solutions and these methods of customization provide us with an in-depth understanding of our customers business and thus enables us to better anticipate and serve their ongoing needs.

We continue to develop new innovative technologies such as the Stacked MicroVia or the SMV, which has recently recognized by IPC Associations Connecting Electronics Industries as one of the best innovations of the year. We believe that we are the only company in North America that effectively manufactures Printed Circuit Boards utilizing this type of technology today. We are committed to research and developing new technologies and the enhancements of our existing technologies.

The improving economy and a growing PCB marketplace that provided an environment conducive to the DDi’s growth. Since the second quarter of 2003 we have seen a substantial increase in demand throughput for the PCB sector, and we are optimistic that the trend will continue in 2004. We are also seeing an improvement in pricing. This acceleration in demand has translated to improved sales results for DDi. As we reported fourth quarter net sales at 65.8 million, which is an 11 percent sequential increase over the third quarter of 2003. In our view the growth reflects both the market conditions and the continued customer recognition of DDi’s technological leadership. I would like to turn it over now to Joe Gisch, our CFO, to review the financials.

Joe Gisch - DDi Corporation - Senior VP

Thanks, Bruce. I would like to take this time to clarify the basis of reporting that applies to our fourth quarter and year end results. We have adopted fresh start accounting principles for the Company and its consolidated subsidiaries as of November 30, 2003 as a result of our successful restructuring efforts. Therefore, our results of operations through November 30, 2003 are separately reported from earlier periods. Financial results for subsequent periods will reflect the impact of asset and liability revaluations that occurred on November 30, 2003 and may therefore not be comparable to preseason periods. The financial discussions in our press release and on this call, however, will address the calendar and year ended December 31, 2003 by providing comparisons with earlier full quarter and year periods.

I will start by reviewing our financial statements for the fourth quarter 2003. Fourth quarter net sales came in at 65.8 million, a 3 percent increase from the fourth quarter of 2002. This increase reflected 20 percent growth in our worldwide PCB operations. The increase in net PCB sales was largely offset by lower sales in our San Jose assembly operation, and the sale and closure of noncore operations in the fourth quarter of 2002 and second quarter of 2003. Net sales increased 11 percent or 6.3 million from the third quarter to the fourth quarter of 2003, reflecting a 19 percent growth rate on DDi’s North America operations, and an 8 percent growth rate in our European operations. The European sales growth for the fourth quarter was a result of currency exchange rates.

Gross profit for the fourth quarter was 2.9 million, inclusive of non-cash compensation charges and amortization of intangibles totaling 8 million. Excluding such charges, gross profit was 10.9 million compared to 0.2 million for the fourth quarter of 2002.

The fourth quarter 2003 gross profit decreased sequentially from 6.6 million in the third quarter of 2003, due to non-cash compensation charges and amortization of intangibles. Excluding those charges, gross profit would have increased by 4.3 million or 65 percent from the third quarter 2003. Fourth-quarter sales and marketing expenses were 6.2 million, again inclusive of non-cash compensation charges of 2 million. Excluding those charges, sales and marketing expenses decreased to 4.2 million from 5.3 million in the fourth quarter of 2002, which reflects our continued cost control efforts.

General and administrative expenses for the fourth quarter were 5.9 million compared to 3.6 million in the fourth quarter of 2002. Excluding non-cash compensation charges of 1.7 million, other general and administrative expenses were 4.2 million. In each period other general and administrative expenses represented approximately 6 percent of net sales. Adjusted EBITDA, that’s adjusted for significant charges to results from operations, losses and gains, for the fourth quarter was 7 million as compared to previously, reported -2.8 million in the fourth quarter of 2002. The increase is due to higher gross profit and a decrease in other sales and marketing expenses.

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DDIO - Q4 2003 DDi Corp. Earnings Conference Call

In the fourth quarter of 2003 we recorded a non recurring gain of 120.4 million, resulting from the extinguishment of debt in connection with the successful completion of our financial restructuring. The fourth quarter 2003 results also includes several significant charges relating to the financial restructuring, granting restricted stock and options in connection with the management incentive plan, writing down a portion of the goodwill associated with our European division and amortizing intangible that arose from the adoption of fresh start accounting.

Reorganization charges consist principally of professional fees, and the write-off of debt issue costs associated with the extinguishment of the former subordinated bond debt. Non-cash compensation expense is reflected as a component of cost of goods sold, sales and marketing expenses and general and administrative expenses. Moving on to net interest expense for the fourth quarter 2003 decreased to 3.1 million, principally due to the termination of periodic interest charges on our 5.25 and 6.25 convertible subordinated notes since August of 2003.

In the fourth quarter 2003 we recorded a net tax expense of $1 million. This expense reflects the reporting of long-term European tax contingencies and valuation allowances applied to both U.S. and European deferred tax assets that would otherwise have been recorded for the quarter. For the fourth quarter we reported net income of 84.2 million compared to a net loss of 173.1 million for the fourth quarter of 2002. The improvement is primarily the result of the gain on extinguishment of debt.

Net income for the fourth quarter was also impacted by an increase in gross profit and the growth in demand for our services. Adjusted net loss was 0.3 million or minus one cent per diluted share for the fourth quarter 2003, as compared to an adjusted net loss of 7.7 million or -16 cents per diluted share for the fourth quarter of 2002. I will now turn to the review of the financials for the full year 2003. Net sales were 243.1 million compared to 248.8 million for 2002. The decrease was primarily attributable to the disposition of several noncore operations in the latter part of 2002, which reduced sales by approximately 22 million.

In addition, the acquisition of Kamtronics Ltd. contributed approximately 16 million in additional revenue. Excluding the impact of the business acquisition and facilities disposition, net sales would have been flat from 2002 to 2003. For the year, gross profit including restructuring related inventory charges, non-cash compensation and amortization of intangibles, was 15.9 million compared to 15.8 million for 2002. Gross profit excluding restructuring related inventory non-cash compensation charges and amortization of intangibles was 25.6 million for 2003 compared to 19.2 million for 2002. The increase was mainly the result of operational restructurings undertaken in the fourth-quarter 2002 and the second quarter 2003.

2003 sales and marketing expenses decreased to 19.8 million, including non-cash compensation charges of 2 million. Excluding the charges, sales and marketing expenses decreased to 17.8 million from 23 million in 2002. Largely due to our ongoing cost control efforts and also to a lesser extent to the decrease in net sales. General and administrative expenses were 18.4 million, again including non-cash compensation charges of 1.7 million. Excluding the charges, general administrative expenses were 16.7 million as compared to 16.5 million for 2002.

Adjusted EBITDA for the year 2003 was 9.7 million. That’s compared to 0.9 million in 2002. The increase is due to higher gross profit and a decrease in other sales and marketing expenses. Net income for the year was 32.1 million compared to a net loss of 288.1 million for 2002. The reduction primarily reflected $120.4 million gain on the extinguishment of debt. In 2002 exceptional charges such as impairment of goodwill, financial and operating restructuring charges and the establishment of valuation allowances against deferred tax assets contributed significantly to our net loss.

As of December 31, 2003 total cash, cash equivalents and marketable securities was 18.7 million, an increase of 4.4 million from the beginning of the fourth quarter. This increase resulted primarily from positive cash flow from operations, including the impact of effective working capital management. As previously mentioned, in 2003, we exited our pre-negotiated Chapter 11 restructuring. And as a result, we significantly reduced our indebtedness and periodic interest cost. We completed a private placement of our common stock in January of this year. Through this private placement, we raised gross proceeds of approximately 16 million. The proceeds were used to reduce outstanding debt and for general purposes. In connection with this private placement, we recently filed a registration statement on form S1 with the SEC relating to the common stock issued in the placement. With that, I will now turn it back to Bruce.

Bruce McMaster - DDi Corporation - President & CEO

Thanks, Joe. We are pleased with our fourth quarter and year end 2003 financial results. We hope to build on our recent successes by developing new, innovative technologies in announcing our existing electronic product technology. We intend to continue concentrating on increasing our market share by diversifying and growing our customer base, as well as reducing end marketing customer concentration risk. We plan to pursue new customers and further penetrate high-growth end markets. We also plan to focus on providing time-critical services that demand a premium, generate higher margins, target more stable market segments and are more resistant to pricing pressures.

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DDIO - Q4 2003 DDi Corp. Earnings Conference Call

We will also continue to leverage on our existing strategic engineering, test and launch phases of new PCB product development in order to provide the highest level of customization service while growing our customer base and revenues. Based on our long-term growth outlook, we expect to notably increase our average daily (indiscernible) output in the future; efforts towards this goal are already underway. As we look forward to the first-quarter 2004, we anticipate net sales to be between 67 million and 70 million as a result of the improving end market demand in North America and Europe. We expect an adjusted net income to be near breakeven. We would be pleased to take your questions at this time.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Sang Perubi (ph).

Sang Perubi Analyst

First thing could you just help me reconcile the numbers here? I was just trying to understand the adjusted net loss. If I take 10.9 million gross margin minus 8.4 million OPEX, and then subtract 3 million of interest expense and one million of tax expense, I think I get 1.5 million loss. Am I missing something there?

Joe Gisch - DDi Corporation - Senior VP

Hold on just a second, and I will see what you’re looking at. Are you referring to the quarter?

Sang Perubi Analyst

Yes, for the fourth quarter, if I do 10.9 minus 8.4 that equals 2.5 operating income. And then if I subtract 3.1 million interest expense, and then I subtract one million tax expense, I get 1.6 million loss.

Joe Gisch - DDi Corporation - Senior VP

I am not sure I heard you add back depreciation for sure, but if you look at page 4 of the press release, I believe it will provide a reconciliation.

Sang Perubi Analyst

Okay, how much was depreciation in the quarter? Isn’t depreciation included in the operating expenses?

Joe Gisch - DDi Corporation - Senior VP

Yes, it is. Depreciation for the quarter is 4.5 million.

Sang Perubi Analyst

But I think I would have taken that into account, right. If I took the gross margin minus the OPEX?

Bruce McMaster - DDi Corporation - President & CEO

You would have included depreciation, yes.

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DDIO - Q4 2003 DDi Corp. Earnings Conference Call

Sang Perubi Analyst

Okay.

Operator

Ian Wallace (ph).

Ian Wallace Analyst

In the fourth quarter was there any fresh start write-ups of inventory that flowed through the income statement?

Unidentified Company Representative

No.

Ian Wallace Analyst

And second, for the first quarter zero net income that backs into EBITDA, can you kind of ballpark that back into?

Unidentified Company Representative

Say that again.

Ian Wallace Analyst

What would the first quarter you’re forecasting zero net income; what does that back into in terms of EBITDA?

Joe Gisch - DDi Corporation - Senior VP

I think the way to look at it is, we have not given that kind of specific guidance. I think the way we have looked at the numbers is that in the near-term we can expect at the EBITDA level to see incremental contribution margins in the 30 to 35 percent range, depending on price and mix. As we go further and further out and capacity utilization moves up to (indiscernible) pricing enhancements, that contribution margin again at the EBITDA line could move up to 45 to 50 percent.

Ian Wallace Analyst

Okay.

Operator

Kathy Schick (ph).

Kathy Schick Analyst

Could you give us your cash flow from OPS and the capital spending for the year?

Joe Gisch - DDi Corporation - Senior VP

Capital expenditures for the year were 5.8 million, and cash flow from operations in Q4 was approximately 5 million.

Kathy Schick Analyst

Thank you.

Operator

(inaudible)

Unidentified Speaker

A couple of questions. One, can you give us some background in terms of the changes you’ve observed in customers purchase patterns? The number of parts that you are producing for your customers on a weekly basis shifts and leadtime mix and so on?

Joe Gisch - DDi Corporation - Senior VP

I think generally the color there would be we’ve seen really a good demand across all the end segments, both in terms of units and pricing opportunities. And as most of you are probably aware that the capacity utilization rates certainly domestically, as well as worldwide, have moved up significantly, and as which gives us basically pricing power within our model. And so we are seeing a better demand, better pricing opportunities and more preproduction opportunities as utilization rates move up. So in terms of the mix of business, the prototyping has been pretty consistent for us. And where we’ve seen the most immediate growth near-term has been on the preproduction side.

Unidentified Speaker

Could you give us update on the NASDAQ relisting process?

Unidentified Company Representative

We’ve received a comment letter from the NASDAQ on our application and we have responded to those comments and would expect to hear back from NASDAQ sometime ideally in the first part of March.

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DDIO - Q4 2003 DDi Corp. Earnings Conference Call

Unidentified Speaker

All right. Thank you.

Operator

Tim Lash (ph).

Tim Lash Analyst

Could you give us an idea of what the weighted average share count was coming out of the quarter? And secondly one of your competitors at a recent conference indicated that they saw the recovery in your sector in two phases led by assembly in their side and they saw second leg of recovery in quick-turn really hitting for them in the second quarter of this year. Is there — could you give us some sort of outlook in terms of that transition from assemblies to quick-turn? If there is anything secularly going on in terms of the recovery in your end markets that would favor quick-turn in the upcoming quarters? That’s pretty much it.

Joe Gisch - DDi Corporation - Senior VP

I think on the last part of your question, I think that the quick-turn business is always going to be better when capacity utilization rates are high. And a couple things go with that. Obviously one is the demand function and two is just the greater sense of urgency to market, and we are certainly seeing those variables come into play right now. So we expect the quick-turn piece of our business and we define by the way quick-turn as leadtimes of 10 days or less. And we expect nice improvement in that aspect of our business as we go forward in 2004, both domestically and in Europe. And that piece of the business, as we said earlier about 80 percent of our business is fabrication, 20 percent is assembly. And of that 80 percent half or a little more than half is quick-turn services, again delivering in 10 days or less. We expect to see that business growing this year.

Tim Lash Analyst

And the share count?

Joe Gisch - DDi Corporation - Senior VP

John, do you have the share count?

John Stumpf - DDi Corporation - CFO, Treasurer

For the quarter for determining our pro forma EPS, we used about 26.8 million shares. Obviously there isn’t a GAAP measure of EPS when you have a predecessor and reorganized entity. So what we used was the share price at the end of the year and did a weighted average calculation based upon that. We would estimate for the first quarter of ‘04 including our pipe (ph) equity issuance that we would have weighted average shares somewhere around 27.8 million.

Tim Lash Analyst

Thank you.

Operator

Michael Walker.

Michael Walker - CSFB - Analyst

Thanks, I am with CSFB. Two questions. I’m wondering if you could discuss any plans you have to add capacity over the course of 2004? And then sort of coming off of that, you’ve had two major competitors that decided to add quite a bit of capacity this year assuming it is kind of running at 55 percent in their current PCB factories. I’m wondering if you see any of that impact in pricing or if you continue to see pricing rising through the year.

Bruce McMaster - DDi Corporation - President & CEO

We are continuing to see pricing rise. From a utilization standpoint, we are in a position right now without adding any additional square footage to double our revenues.

Michael Walker - CSFB - Analyst

Okay, then just kind of confirm about 40 percent of your revenues total was less than 10 days turnaround?

Joe Gisch - DDi Corporation - Senior VP

Forty percent of the full revenues including assembly. Yes, that’s correct.

Michael Walker - CSFB - Analyst

Okay, thanks.

Operator

(OPERATOR INSTRUCTIONS) Alex Singer (ph).

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DDIO - Q4 2003 DDi Corp. Earnings Conference Call

Alex Singer Analyst

Congratulations on being out of bankruptcy. Question is you mentioned that you paid down some debt after the share offer that you did at the end of the quarter. Can you just sort of go through what the total debt outstanding is or what you paid, that would be helpful.

John Stumpf - DDi Corporation - CFO, Treasurer

We paid down on the U.S. senior bank facility approximately $4 million, and we paid down approximately $4 million on our UK revolving credit facility.

Alex Singer Analyst

Other question was you talk about 17 percent operating margins in Q4 ‘03. And should we expect the improvement on those operating margins? Is there any sort of cost reduction? I know you have gone through a lot of cost reduction. Is there anything else that should come through in the next couple quarters?

Unidentified Company Representative

Not necessarily from the cost reduction standpoint. I think what we are starting to see now is the operating leverage in the business model kick in, and that cost absorption. And that is frankly what we are seeing, that and pricing increases. So I think to the extent that again depending on the mix assumptions you make, I think that you can look at a somewhere between 45 and 50 percent EBITDA contribution margin in the model. And that ought to get you there with respect to the operating income.

Operator

Kathy Schick Analyst

Kathy Schick Analyst

Could you give us your book-to-bill ratio for the quarter?

Joe Gisch - DDi Corporation - Senior VP

Our book-to-bill both at the end of the quarter and as we stand currently has been (technical difficulty)

Kathy Schick Analyst

Okay, thank you.

Operator

Ian Wallace.

Ian Wallace Analyst

Is there significant seasonality in the business because there doesn’t — you are not showing a lot of sequential revenue growth I guess from the fourth quarter to the first quarter.

Joe Gisch - DDi Corporation - Senior VP

Historically the seasonality would reflect I think as is generally true of the tech sector, generally flatness from the December quarter to the first quarter. And so the fact that we are seeing an improved environment I think weighs favorably for us this year.

Ian Wallace Analyst

Seasonally the fourth quarter to first quarter would be expected to be flat, but you are projecting 2 percent growth?

Joe Gisch - DDi Corporation - Senior VP

I think the range we gave would result in about a little over 2 to close to 6 percent range.

Ian Wallace Analyst

Okay, thank you.

Operator

I am not showing any further questions.

Kimberly Storin - DDi Corporation - General Information

Thank you. Bruce will close with a few comments.

Bruce McMaster - DDi Corporation - President & CEO

2003 presented us with a variety of opportunities as well as challenges. The expertise of our staff, the confidence of our lenders, investors, bondholders and the dedication of our

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DDIO - Q4 2003 DDi Corp. Earnings Conference Call

management team contributed to our ability to meet these challenges and take advantage of the opportunities presented to us. Our success over the past year demonstrates the strength of our technology and our commitment to providing unmatched customer service. As a result of these factors and in conjunction with our successful restructuring efforts and the overall improvement in the industry, we saw a back-to-back increase in net sales during the third and fourth quarter. Based on our bookings to date, we see this growth trend continuing through the first quarter of 2004. Thank you.

Kimberly Storin - DDi Corporation - General Information

Thank you for your attention. We appreciate your participation today. We look forward to speaking with you over the coming months. Thank you, and goodbye.

Operator

Thank you for your participation on today’s conference. This concludes the presentation. You may now disconnect. Good day.

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